UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange

Act of 1934

Date of Report (Date of Earliest Event Reported):

April 3, 2014

MEASUREMENT SPECIALTIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666

(Address of principal executive offices) (Zip Code)

(757) 766-1500

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Fiscal Year 2015 Cash Incentive Program

On April 3, 2014, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Measurement Specialties, Inc. (the “Company”) adopted the Company’s annual cash incentive program for fiscal year 2015 (the “2015 Incentive Program”) under the Company’s shareholder-approved Performance Incentive Plan for the named executive officers and certain other eligible employees of the Company. The 2015 Incentive Program establishes an aggregate target bonus amount for fiscal year 2015 of $5.0 million (the “Aggregate Target Bonus”) to be allocated amongst the participants at target levels set by the Compensation Committee for each participant. Pursuant to the 2015 Incentive Program, the Company will accrue an aggregate bonus amount only if the Company’s fiscal 2015 Adjusted EBITDA margin as a percentage of net sales (excluding the bonus accrual) (“Adjusted EBITDA Margin”) exceeds 18.5%. The actual aggregate bonus amount will be based on the amount by which the Company’s fiscal 2015 Adjusted EBITDA, as defined under the Performance Incentive Plan, (excluding the bonus accrual) exceeds the Adjusted EBITDA (excluding the bonus accrual) that would have resulted if Adjusted EBITDA Margin at such level of net sales were equal to 18.5% (the “Excess Amount”). Under the 2015 Incentive Program, the following amounts will be accrued to the aggregate bonus amount: (i) 50% of the Excess Amount up to a maximum accrual equal to the Aggregate Target Bonus plus (ii) 20% of the Excess Amount above the Aggregate Target Bonus.

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures that are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from EBITDA and EBITDA margin as a percentage of sales measures used by other companies.

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Mark Thomson
Mark Thomson
Chief Financial Officer

Date: April 8, 2014